UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. ____)

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First Seacoast Bancorp, Inc.

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A New Chapter for our Community Bank

A letter to our valued customers

For generations, our bank has been proud to serve the greater Seacoast community with a strong commitment to personal relationships, local decision-making, and trusted financial guidance. As you may already know by having read the joint press release issued by Cambridge Financial Group, Inc. and First Seacoast Bancorp, Inc., First Seacoast Bank has agreed to merge with Cambridge Savings Bank, a community financial institution that shares our core values, customer-first philosophy, and dedication to the communities we serve. This merger brings together two institutions with deep roots, strong cultures, and a shared vision for long-term growth and stability.

By joining forces, this merger is expected to enhance the services, digital capabilities and branch network available to you while preserving the community-focused mission that defines us. Most importantly, our commitment to you remains unchanged. You will continue to receive the same personalized service from the people you know and trust.

Both organizations were founded on similar principles: integrity, relationship banking, and a belief in supporting local communities. Together, we are committed to build on that legacy while positioning ourselves for continued success in a rapidly evolving financial landscape.

We are deeply grateful for your trust and loyalty. It is because of customers like you that we have been able to grow and serve this community for so many years. We are excited about this next chapter and look forward to continuing to serve you—now with even greater strength and opportunity.

Over the coming months, we will keep you informed and make this transition as smooth as possible.

If you have any questions, please read our news release (link) or FAQ page (link).

Sincerely,

James R. Brannen, Chief Executive Officer, First Seacoast Bank

James M. Jalbert, Chairman of the Board of Directors, First Seacoast Bank

Rooted in nearly 200 years of trust, Cambridge Savings Bank has a proven history of building relationships through meaningful customer experiences. Following the merger, Cambridge Savings Bank will operate all of First Seacoast Bank’s offices and as part of a branch network of 24 full-service offices.

Additional Information

First Seacoast Bancorp, Inc. will provide its stockholders with a proxy statement and other proxy solicitation materials with respect to the merger. First Seacoast Bancorp’s stockholders are urged to read the proxy statement and other proxy solicitation materials and any amendments or supplements to those documents because they will contain important information which should be considered before making any voting decision regarding the merger.

First Seacoast Bancorp and certain of its directors and executive officers may be deemed to be participants in the solicitation of proxies from First Seacoast Bancorp’s stockholders in connection with the merger. Information about First Seacoast Bancorp’s directors and executive officers is disclosed in First Seacoast Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2025, as amended by its Annual Report on Form 10-K/A, as filed with the U.S. Securities and Exchange Commission on March 20, 2026 and April 30, 2026, respectively. Additional information regarding the interests of these participants and any other persons who may be deemed participants in the solicitation of proxies in connection with the merger may be obtained by reading the proxy statement regarding the merger when it becomes available.